Exhibit 10.22

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is entered into as of June 5, 2013 by and among (i) FATHOM Water Management Holdings, LLP, a Delaware limited liability partnership (“Holdings”), and FATHOM Water Management, Inc., a Delaware corporation (the “Purchaser”), (ii) Global Water Management, LLC, a Delaware limited liability company and formerly known as Global Water Management, Inc. (the “Company”), and (iii) Global Water Resources, Inc., a Delaware corporation (the “Seller”).

Introduction

On May 10, 2013, the Company converted from a Delaware corporation to a Delaware limited liability company (the “Conversion”).

The Purchaser wishes to purchase, and the Seller wishes to sell, all of the outstanding equity securities of the Company on the terms set forth herein. The purchase and sale of the securities and the other transactions contemplated hereby (including the Conversion) are sometimes collectively referred to herein as the “Transactions.”

An index of defined terms used herein is set forth in ARTICLE 10.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE TRANSACTIONS; CLOSING

1.1. Purchase and Sale of Company Securities. In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Seller agrees to sell and transfer to the Purchaser and Holdings, and the Purchaser and Holdings agree to purchase and acquire from the Seller, the Company Securities (as hereinafter defined). At the Closing, the Seller will deliver the Company Securities to the Purchaser and Holdings free and clear of all liens, claims, encumbrances, security interests and restrictions of any kind (“Liens”), other than restrictions on transfers under applicable securities laws.

1.2. General.

(a)     Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“Base Cash Purchase Price” means $4,250,000.

“Closing Cash” means the Company’s cash in its Merchant Bank Account and its petty cash as of the close of business on the Closing Date, less all outstanding checks, charges and draws against such accounts. In no event does Closing Cash include cash that is not held directly by the Company or cash that held on behalf of utility customers or other third parties or cash invested in the Company, the Purchaser or Holdings on or about the Closing Date.

“Closing Cash Purchase Price” means the sum of the Base Cash Purchase Price, (i) plus the amount, if any, by which the Closing Working Capital (as hereinafter defined) exceeds zero dollars ($0), or minus the amount, if any, by which the Closing Working Capital is less than zero dollars ($0). The Closing Cash Purchase Price shall be finally determined in accordance with Section 1.4.

“Closing Working Capital” means the Company’s (i) Closing Cash, accounts receivable, other current receivables, prepaids and inventory, and deferred implementations (for Thames Water and Cedar Hill) (net of all applicable reserves), minus (ii) accounts payable, accrued expenses and deferred implementation revenue (for Thames Water), in each case as of the close of business on the Closing Date. The Closing Working Capital shall exclude any assets or liabilities of third parties (related or otherwise) as indicated on the “3rd Party Related” column on Schedule 1.2(a). The Closing Working Capital shall be determined in accordance with the example of the determination of Closing Working Capital attached hereto as Schedule 1.2(a), which example is as of April 30, 2013 whereas the Closing Working Capital shall be determined with amounts as of the close of business on the Closing Date. In the event of a conflict between the foregoing and the example in Schedule 1.2(a), the example shall be followed. For the avoidance of doubt, the Closing Working Capital shall include the Receivable From Seller and shall include daily earned revenue and expense accruals where appropriate.

“Company Securities” means 1,000 membership units of the Company, which membership units constitute all of the outstanding interests and other equity securities of the Company.

“Governmental Authority” means any: (i) foreign, federal, state, provincial, municipal or local government, court, tribunal, administrative agency or department, (ii) other governmental, government appointed or regulatory authority or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indebtedness” means all principal, interest, fees, premiums, expenses and other obligations of the Company, whether or not matured, in respect of: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety or performance bonds, (d) all capital leases, determined in accordance with generally accepted accounting principles, (e) all obligations of others secured by a Lien on any asset of the Company, (f) all obligations to pay the deferred purchase price for assets or services, other than trade payables incurred in the Ordinary Course of Business included in the calculation of Closing Working Capital, (g) the present value of synthetic leases that are not indebtedness under generally accepted accounting principles, but are considered indebtedness for Tax purposes, (h) all guaranty obligations of indebtedness of another Person of the type described in clauses (a)-(g), and (i) all payments required to be paid in order to discharge fully all such amounts of the Closing. For the avoidance of doubt, the Net App Lease shall not be considered Indebtedness.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” for purposes of clause (a) shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) the effect of any changes in applicable laws or accounting rules, including United States generally accepted accounting principles in effect from time to time; or (iii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God, in each case only to the extent that the effect is not disproportionate to the Company as compared to similar companies in its industry,

“Ordinary Course of Business” means the usual and ordinary course of business of the Company consistent with past practices (including as to frequency and amount).

“Permitted Liens” means any of the following: (a) liens for Taxes not yet due and payable or, to the extent set forth on Schedule 1.2(b), being contested in good faith by appropriate procedures; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; or (d) other than with respect to owned real property, liens arising under equipment leases with third parties entered into in the ordinary course of business.

“Sale Bonuses” means the aggregate amount payable by the Company in respect of (i) all transaction, sale and change of control bonuses and other similar payments, (ii) all payments in respect of equity appreciation, phantom equity or similar rights, and (iii) all withholding and employment Taxes, including the employer portion, applicable to such bonuses or payments.

“Seller’s Expenses” means (i) the aggregate fees, costs, expenses and obligations incurred by the Company or the Seller in connection with the Transactions or the sale of the Company generally including all amounts in respect of third-party consents, legal, accounting and investment banking, and (ii) all fees, costs, expenses and other amounts payable by the Company to the Seller or any Affiliate of the Seller. All Seller’s Expenses have been borne by the Seller and not included in the books of the Company.

“Total Purchase Price” means the Closing Cash Purchase Price and the Common Units and Series A Preferred Units issued to the Seller pursuant to Section 1.2(d), and any Royalty Payments pursuant to Section 1.5.

(b) Cash Payments at Closing. At the Closing, the Purchaser will make or cause to be made the Base Cash Purchase Price by wire transfer to the Seller.

(c) Equity Issuance at Closing. Contemporaneously with the Closing, Holdings shall issue 844,000 of its Common Units and 750,000 of its Series A Preferred Units to the Seller in exchange for some of the Company Securities, and the Seller acknowledges and agrees that execution and delivery of the LLP Agreement of Holdings by the other parties thereto shall constitute such issuance of Common Units and Series A Preferred Units. Holdings shall contribute (and, as of the Closing, hereby does contribute) such Company Securities to the capital of the Purchaser. The Common Units shall have a deemed value of $844,000 and the Series A Preferred Units shall have a deemed value of $750,000.

1.3. Closing. The Transactions contemplated hereby shall take place at a closing (the “Closing”) to be held at the Company’s offices on the date hereof (the “Closing Date”).

1.4. Determination of Closing Cash Purchase Price.

(a) Initial Determination. Within 180 days after the Closing Date, the Purchaser will deliver to the Seller a certificate (the “Closing Cash Purchase Price Certificate”), executed by the Purchaser setting forth the Purchaser’s calculation of the Closing Working Capital.

(b) Seller Right to Dispute. If the Seller delivers written notice (the “Disputed Items Notice”) to the Purchaser within 30 days after the date of delivery of the Closing Cash Purchase Price Certificate to the Seller, stating that the Seller objects to any items on the Closing Cash Purchase Price Certificate, specifying the basis for such objection in reasonable detail and setting forth the Seller’s proposed modifications to the Closing Cash Purchase Price Certificate, the Seller and the Purchaser will attempt to resolve and finally determine and agree upon the Closing Cash Purchase Price as promptly as practicable. The Seller and the Seller’s accountants shall have reasonable access to the books and records of the Company to the extent that they relate to the Closing Cash Purchase Price Certificate and to such historical financial information relating to the Closing Cash Purchase Price Certificate as the Seller may reasonably request for the purpose of reviewing the Closing Cash Purchase Price Certificate and to prepare a Disputed Items Notice, provided, that such access shall be in a manner that does not interfere with the normal business operations of the Company.

(c) Arbitration of Disputes. If the Seller and the Purchaser are unable to agree upon the Closing Cash Purchase Price within 30 days after delivery of the Disputed Items Notice, the Seller and the Purchaser shall mutually select an independent, regionally recognized accounting firm other than the Seller’s accountant or the Purchaser’s accountant to resolve the disputed items specified in the Disputed Items Notice. If the Seller and the Purchaser are unable to agree on the selection of an accounting firm, the accounting firm will be chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be shared equally by the Purchaser and the Seller. The accounting firm shall address only the disputed items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The accounting firm will (i) resolve the disputed items specified in the Disputed Items Notice and (ii) determine the Closing Cash Purchase Price, as modified only by the resolution of such items. The determination of the selected accounting firm will be made within 90 days after being selected and will be final and binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Seller and 50% by the Purchaser.

(d) Failure to Dispute. If the Seller does not deliver the Disputed Items Notice to the Purchaser within 30 days after the date of delivery of the Closing Cash Purchase Price Certificate, the calculation of the Closing Cash Purchase Price specified in the Closing Cash Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon all interested parties.

(e) Payment. At such time as the Closing Working Capital is finally determined, either (i) the Purchaser shall pay or cause to be paid to the Seller an aggregate amount equal to the amount by which the Closing Working Capital exceeds zero dollars ($0), or (ii) the Seller shall pay to the Purchaser an aggregate amount equal to the amount by which the Closing Working Capital is less than zero dollars ($0).

(f) Receivable From Seller. The Seller hereby agrees that the $1,135,495 “receivable from Seller” reflected on Schedule 1.2(a) is an independent obligation of the Seller to the Company as of and after the Closing (the “Receivable From Seller”). The Closing Working Capital and the payment due under Section 1.4(e) above shall be determined independently from (and without regard to) the following provisions of this Section 1.4(f). The Receivable From Seller shall be paid as follows:

(i) Each week after the Closing Date, the Company will present to the Seller the amount of the Company’s accounts payable to be paid less any accounts receivable that the Company collected (“Accounts Payable Amount”). The Seller will promptly (and in any event within 3 business days) pay the Accounts Payable Amount to the Company.

(ii) The Company will reduce the Receivable From Seller by the Accounts Payable Amounts as received. This process of reporting and paying Accounts Payable Amounts will be done each week for the 90 days following the Closing and, at the end of the 90 days, the Seller shall then pay to the Company any remaining amount of the Receivable From Seller, if any. Notwithstanding the foregoing, the Seller shall not have any further liability under this Section 1.4(f) once the aggregate Accounts Payable Amount paid equals or exceeds the Receivable From Seller.

(g) No Effect on Other Provisions. The final determination of the Closing Cash Purchase Price under this Section 1.4 shall not impair any other rights of a party under this Agreement including any rights to indemnification.

1.5. Royalty Payment.

(a) General. For each calendar quarter for up to ten years after the Closing, the Purchaser shall pay to the Seller a royalty payment (“Royalty Payment”) equal to (i) the Recurring Revenue for such calendar quarter multiplied by (ii) 4.0%.

(b) Recurring Revenue.

(i) As used herein, “Recurring Revenue” means recurring revenue of the Company that arises from the Services, which is billed repetitively to customers of the Company (which are utilities) in the provision of that Service. To be Recurring Revenue, the revenue must be billed under a contract (A) that has a duration of at least 3 years and (B) where the identical services are billed at least annually for the duration of the contract.

(ii) As used herein, the “Services” means and is limited to the services set forth on Schedule 1.5(b)(ii).

(iii) Recurring Revenue shall be determined in accordance with generally accepted accounting principles and, to the extent consistent with generally accepted accounting principles, the Company’s historical accounting practices.

(iv) The Seller represents and warrants that the Recurring Revenue for each calendar quarter in 2012 and for the first calendar quarter of 2013, on a customer-by-customer basis (with an indication of the applicable Service), using the Company’s historical accounting practices, is accurately set forth on Schedule 1.5(b)(iv).

(v) For the avoidance of doubt, Recurring Revenue shall only include revenue generated from the Services. In addition, revenue be it recurring, implementation, licenses or otherwise that arises from contracts in the normal course for activities that are not identical or repetitive or arises from consulting type services or constitutes reimbursed expenses, this revenue is specifically non-recurring for this purpose and shall be excluded from Recurring Revenue.

(c) Limitations. Notwithstanding anything in this Agreement to the contrary, (i) in no event shall the amount of all Royalty Payments exceed $15,000,000 in the aggregate; (ii) no Royalty Payment shall be payable on account of periods after the ten-year anniversary of the Closing Date; and (iii) no Royalty Payment shall be payable on account of periods prior to the Closing Date.

(d) Statement and Payment. Commencing on or before August 15, 2013, and within 45 days after the end of each calendar quarter thereafter, the Purchaser shall make a good faith determination of the Royalty Payment due under this Section 1.5 with respect to the prior calendar quarter, and prepare and send to the Seller a reasonably detailed statement thereof, together with payment of such Royalty Payment.

(e) Statement From Auditor. On an annual basis and within 180 days after the end of each year (but within 270 days after the end of 2013) for which a Royalty Payment was due, the Company will cause its auditor to prepare a determination of Recurring Revenue for such prior year, and the Company will deliver to the Seller such determination together with a statement of the aggregate Royalty Payments payable for such prior year (the “Royalty Statement”).

(f) Seller Right to Dispute. If the Seller delivers written notice (the “Disputed Royalty Payment Notice”) to the Purchaser within 75 days after the date a Royalty Statement is received by the Seller, stating that the Seller objects in good faith to the amount of the Royalty Payments reflected in such Royalty Statement, specifying the basis for such objection in reasonable detail (including the specific items in dispute), and setting forth the Seller’s proposed amount of such Royalty Payments, the Seller and the Purchaser will attempt to resolve and finally determine and agree upon the Royalty Payments as promptly as practicable. Subject to execution and delivery of a customary confidentiality agreement acceptable to the Purchaser, the Seller and the Seller’s accountants shall have reasonable access to the books and records of the Company to the extent that they relate to the Royalty Statement, as the Seller may reasonably request for the purpose of reviewing the Royalty Statement and to prepare a Disputed Royalty Payment Notice, provided, that such access shall be in a manner that does not interfere with the normal business operations of the Purchaser or the Company. If the Seller does not deliver a Disputed Royalty Payment Notice to the Purchaser within 75 days after the date that a Royalty Statement is received by the Seller, the Royalty Payments specified in such Royalty Statement (and the Royalty Statement itself) will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(g) Arbitration of Disputes. If the Seller and the Purchaser are unable to agree upon the Royalty Payments in the Royalty Statement within 30 days after delivery of a Disputed Royalty Payment Notice, the Seller and the Purchaser shall mutually select an independent, regionally recognized accounting firm other than Seller’s accountants or Purchaser’s accountants to resolve the disputed amount and make a determination of the corresponding Royalty Payments. If the Seller and the Purchaser are unable to agree on the selection of an accounting firm, the accounting firm will be chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be shared equally by the Seller and the Purchaser. The accounting firm shall address only the disputed items set forth in the Disputed Royalty Payment Notice (and only for the applicable year) and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The accounting firm will (i) resolve the disputed items specified in the Disputed Royalty Payment Notice and (ii) determine the Royalty Payments, as modified only by the resolution of such items. The determination by the accounting firm so selected will be made within 60 days after such selection and will be final and binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be borne by the party, as determined by the accounting firm, whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Seller and 50% by the Purchaser.

(h) No Implied Rights. For the avoidance of doubt, the right of the Seller to receive Royalty Payments does not confer upon the Seller any approval or other rights regarding the conduct of the Company’s business or the Fathom Platform after the Closing (which shall be conducted at the sole discretion of the Company and its board).

(i) Acknowledgment. The parties acknowledge that the Royalty Payments constitute additional purchase price for the Company Securities.

(j) Early Termination. Without limiting the Company’s remedies, the obligation of the Purchaser to make Royalty Payments and the right to receive them shall cease immediately upon termination of the Fathom Services Contract (as defined below) for any reason.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

The Seller represents and warrants to the Purchaser that the information contained in this ARTICLE 2 is true and correct and will be true and correct as of the Closing Date:

2.1. Title. The Seller is the record and beneficial owner of all of the Company Securities, free and clear of all Liens, other than restrictions on transfers under applicable securities laws. On the Closing Date, the Seller shall transfer to the Purchaser or Holdings (as the case may be) valid title to such Company Securities, free and clear of all Liens. The Seller has not granted any option or right, and is not a party to or bound by any agreement that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require the Seller to transfer any of the Company Securities to anyone other than the Purchaser and Holdings.

2.2. Organization and Authority. The Seller (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has the corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments of the Seller contemplated hereby and to perform its obligations hereunder and thereunder, and (c) such execution, delivery and performance by the Seller of its obligations hereunder have been duly and validly authorized by all requisite action on the part of the Seller (including board and stockholder approval).

2.3. No Conflict. No consent, order, authorization, approval, declaration or filing is required on the part of the Seller or any of its Affiliates for or in connection with the execution, delivery or performance of this Agreement and the other agreements, documents and instruments of the Seller contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Seller will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Seller or any of its Affiliates is a party or by which the Seller or any of its Affiliates is bound except where the violation, breach, conflict, default or acceleration would not have a Material Adverse Effect.

2.4. Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Seller is a party shall be when executed and delivered by the Seller, the valid and binding obligations of the Seller enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

2.5. Investment Representations. The Seller agrees and acknowledges that the representations and warranties set forth in Section 9.16 of the LLP Agreement of Holdings are incorporated into this Agreement by this reference as if fully set forth herein and made by the Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Seller hereby represents and warrants to the Purchaser that each of the statements contained in this ARTICLE 3 is true and correct and will be true and correct as of the Closing Date:

3.1. Organization, Power and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently proposed by the Company to be conducted after the Closing (the “Business”), which includes the development, ownership, operation, marketing and licensing of the Company’ proprietary information technology platform and utility operating system known as FATHOM (the “Fathom Platform”). The Fathom Platform includes meter data management, customer billing, customer services, customer portals, SCADA data management, mobile applications, analytics, and asset management systems that the Company develops, operates, markets and licenses to and for water utilities and other end users. For the avoidance of doubt, the Fathom Platform includes all related software, systems and technology currently used by the Company, as well as that in the planning stage or under development, except to the extent expressly disclosed on Schedule 3.1. The Company has delivered to the Purchaser true and correct copies of all charters, by-laws, operating agreements and other organizational documents of the Company. The Company has complied with such organizational documents in all material respects.

3.2. Subsidiaries. The Company has no subsidiaries. The Company does not directly or indirectly own or have the right to acquire any equity interest in any other corporation, partnership, limited liability company, joint venture, trust or other business organization.

3.3. Foreign Qualifications. The Company is (a) duly qualified and authorized to do business and is in good standing or (b) in connection with the Conversion, has made the appropriate filing to qualify to do business but has not yet received acceptance of such filing, in each of the jurisdictions listed on Schedule 3.3. The Company is not required to qualify to do business as a foreign entity in any other jurisdiction.

3.4. Due Authorization; No-Conflict; Required Consents.

(a) The Company has full power and authority and has taken all required action on its part (including board, manager and member approval) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents contemplated hereby to which the Company is a party.

(b) Except as specified on Schedule 3.4(b), no consent, approval or authorization of or declaration or filing with any Governmental Authority or other Person is required on the part of the Company for or in connection with its execution, delivery or performance of this Agreement or any of the other agreements, documents and instruments contemplated hereby (the “Required Consents”). As used herein, “Person” means any natural person, corporation, limited liability company, partnership, trust, other entity or Governmental Authority.

(c) Subject to obtaining the Required Consents specified on Schedule 3.4(b), the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Company will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, Material Contract, charter, by-laws, operating agreement or any Governmental Authority license, permit, authorization, franchise or certification to which the Company is a party or by which the Company is bound.

3.5. Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Company is a party shall be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

3.6. Capitalization.

(a) The Company’s authorized and outstanding equity is as set forth on Schedule 3.6(a) hereto. The Company Securities constitute all of the Company’s outstanding equity, are owned beneficially and of record solely by the Seller, and are duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of all Company securities were made in compliance with all applicable securities laws and all applicable preemptive and similar rights. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate the Company to issue shares of its equity or other securities.

(b) There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company.

(c) Except as described on Schedule 3.6(c), there are no agreements, written or oral, relating to the securities of the Company including the acquisition, disposition, repurchase, voting or registration thereof.

(d) The Company is not subject to any obligation (contingent or otherwise) to redeem, purchase or otherwise acquire or retire any of its securities. No Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of the securities of the Company.

3.7. Financial Information.

(a) The annual consolidated financial information has been audited for the Seller through the year 2012. The consolidated financial information includes both operating divisions of the Seller, regulated utility operations and an unregulated operating business. The Company is the legal entity owned by the Seller which conducted unregulated operations as well as a centralized location for liability disbursements and payroll processing for the Seller. Prior to the date hereof, certain assets and liabilities were transferred between the Seller and its Affiliates as described on Schedule 3.25 to arrive at an adjusted balance sheet to represent accurately the financial position of the Company including only the unregulated technology operating business which owns the Fathom Platform. Attached as Schedule 3.7(a) are the audited 2012 balance sheet and income statement of the Seller and the consolidating format of each, which includes the various legal entities, including the Company, which are consolidated in audited financial statements of the Seller. Also attached is the unaudited balance sheet of the Company as at April 30, 2013 adjusted for certain assets and liabilities referred to above to represent the balance sheet of the Company as if its only business purpose was to operate the Fathom Platform and provide for the services pursuant to the Transition Services Agreement. The April 30, 2013 balance sheet of the Company, as so adjusted, is sometimes referred to herein as the “Balance Sheet” and the date thereof is sometimes referred to as the “Balance Sheet Date.”

(b) As used herein, “Financial Statements” means the financial statements referenced in clause (a) above. The Financial Statements and the notes thereto, if any, (i) are complete and accurate in all material respects and fairly present the financial condition of the Company at the respective dates thereof and the results of operations and cash-flows of the Company for the periods then ended, and (ii) were prepared in accordance with the books and records of the Company in conformity with generally accepted accounting principles consistently applied during the periods covered thereby, except, in the case of unaudited Financial Statements, for the omission of footnotes and normal year-end adjustments that will not be, individually and in the aggregate, material. There has been no allegations of any fraud or material misstatement regarding the Company’s accounting practices.

(c) The examples of Currently Recurring Revenue attached as Schedule 1.5(b) (i) are complete and accurate in all material respects and fairly present the recurring revenue of the Business for the applicable periods, and (ii) were prepared in accordance with the books and records of the Company in conformity with generally accepted accounting principles consistently applied during the periods covered thereby, except for the omission of footnotes.

(d) Attached as Schedule 3.7(d) is complete and correct list of each asset on the Balance Sheet and its book value.

3.8. No Material Adverse Changes. From December 31, 2012 and from the Balance Sheet Date, until the date of this Agreement, other than as set forth on Schedule 3.8, (a) the Company has operated only in the usual and Ordinary Course of Business (including the management of cash and working capital, the collection of receivables and the payment of payables and capital expenditures), (b) there has been no event or condition which individually, or together with any other events or conditions, has had or could have a Material Adverse Effect on the Business or the affairs, assets, condition (financial or otherwise), prospects or results of operations of the Company, whether or not such effect is foreseeable, (c) the Company has used commercially reasonable efforts to preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing contracts and goodwill of its customers, suppliers, vendors, service providers, personnel and others having business relations with it, and (d) the Company has not (i) changed its method of management or operations in any material respect; (ii) disposed, acquired or licensed any assets or properties or make any commitment to do so, other than in the Ordinary Course of Business; (iii) incurred any Indebtedness, made any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or subjected any of its properties or assets to any Lien, in each case other than in the Ordinary Course of Business; (iv) modified, amended, cancelled or terminated any Material Contract, or entered into any contract or agreement which would be considered a “Material Contract”, other than in the Ordinary Course of Business; (v) made any change in the compensation paid or payable to any officer, director, manager, employee, agent, representative or consultant as shown or required to be shown on Schedule 3.20, or pay or agree to pay any bonus or similar payment (other than bonus payments or other amounts to which the Company is committed and which are expressly disclosed in this Agreement), other than in the Ordinary Course of Business; (vi) promoted, changed the job title of, or otherwise altered in any material respect the responsibilities or duties of, any management employee or officer of the Company, other than in the Ordinary Course of Business; (vii) made or caused to be made any dividend, distribution, redemption, repurchase, recapitalization, reclassification, issuance, split, combination or other transaction involving the membership interests or other equity securities of the Company, or any option, warrant or right to acquire any such membership interests or equity securities; (viii) made any change in its accounting practices or procedures; (ix) filed or made any change to any material Tax election or any Tax Return, except as required by law; (x) change its customer pricing or offer any rebates, discounts or promotions, other than in the Ordinary Course of Business; (xi) acquired any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner; (xii) cancelled or waived any rights of substantial value, or pay, discharge or settle any claim of substantial value; (xiii) taken any action, or omitted to take any action, for the purpose of increasing the Closing Cash Purchase Price; or (xiv) committed to do any of the foregoing referred to in clauses (i) - (xiii).

3.9. Material Contracts. Schedule 3.9 sets forth a complete and accurate list, in each case whether written or unwritten, of all of the following contracts, agreements and arrangements with respect to the Company or the Business:

(a) contracts with respect to which the Company has any liability or obligation involving more than $25,000, contingent or otherwise;

(b) contracts which extend for a term of more than one year after the Closing;

(c) contracts under which the amount payable by the Company is dependent on the revenue, income or other similar measure of the Company or any other Person;

(d) licenses, leases, contracts and agreements with respect to any Company Intellectual Property;

(e) leases of equipment or other personal property;

(f) distribution, dealer, re-seller, sale representative or other similar agreements;

(g) agreements with any key customer or vendor disclosed or required to be disclosed on Schedule 3.15;

(h) contracts, instruments and arrangements relating to any Indebtedness or the guarantee thereof;

(i) contracts and other arrangements of the Company with any officer, director, manager, stockholder, member or Affiliate of the Company or any of their respective relatives or Affiliates;

(j) contracts or other arrangements which place any limitation on the method of conducting or scope of the Business including any agreement that contains any exclusivity, “most favored nation”, non-competition, non-solicitation or no-hire provisions;

(k) employment, severance, consulting, deferred compensation, collective bargaining, benefits and similar plans, agreements, contracts or other arrangements involving the Company;

(1) contracts relating to or involving any franchise, partnership, joint venture or other similar arrangement;

(m) contracts with respect to mergers or acquisitions, sales of securities or material assets, or investments by the Company;

(n) contacts with Governmental Authorities;

(o) strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar agreements;

(p) powers of attorney;

(q) agreements of the Company outside of the Ordinary Course of Business; and

(r) other agreements of the Company which are material to the Business.

All the foregoing (whether written or unwritten), including all amendments or modifications thereto, all Real Estate Leases (as hereinafter defined), all IP Licenses (as hereinafter defined) and all Benefits Plans (as hereinafter defined) are sometimes collectively referred to as “Material Contracts”. The Company has furnished to the Purchaser true and correct copies of all Material Contracts (or descriptions thereof, in the case of oral contracts). Each Material Contract (or description) sets forth the entire agreement and understanding between the Company and the other parties thereto. Each Material Contract is valid, binding and in full force and effect on the Company, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies. There is no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event and/or the passage of time, would constitute a default or breach under any such Material Contract by the Company or, to the knowledge of the Company, any other party thereto, or would cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof

3.10. Real Property.

(a) The Company has never owned any real property.

(b) Schedule 3.10(b) sets forth each material interest in real property (including all land, buildings, easements, rights of way and other real property rights) leased by the Company, the lessor of such leased property, the annual rent payable by the Company in respect of such leased property, and each lease or any other arrangement under which such property is leased (the “Real Property”). The Company enjoys peaceful and quiet possession of its leased premises. The Company has not been informed in writing that any lessor under any of the leases set forth on Schedule 3.10(b) (the “Real Estate Leases”) has taken action in respect of any Real Estate Lease or threatened to terminate any Real Estate Lease before the expiration date specified in such lease. The Company is entitled to the benefit of non-disturbance agreements that will permit it to continue to occupy any Real Property under its existing leases in the event of a change in ownership or foreclosure upon the fee interest in such Real Property.

(c) The Real Property includes all real property necessary for the conduct of the Business and is adequate to conduct the operations of the Company as currently conducted. The Company does not need to own or lease any other real property to conduct the Business. The Company’s use of the Real Property complies in all material respects with all applicable Legal Requirements.

(d) None of the buildings, plant or structures on any Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are, individually and in the aggregate, immaterial. All utility systems serving the Real Property are adequate for the Business as currently conducted. Each Real Property has adequate access for ingress from and egress to a public way. There is no pending or, to the knowledge of the

Company, threatened condemnation, eminent domain or similar proceeding with respect to any Real Property.

3.11. Personal Property and Assets. The Company has good title to or a valid leasehold or license interest in each item of personal property used by it in the Business, free and clear of all Liens except for Permitted Liens. All material tangible assets of the Company are in good operating condition and repair, normal wear and tear excepted, and are adequate to conduct the operations of the Company as currently conducted. The assets and properties of the Company include all assets and properties necessary for or currently used in the conduct of the Business (including the Fathom Platform), and are adequate to conduct the operations of the Company as currently conducted.

3.12. Intellectual Property.

(a) As used herein “Intellectual Property” means all intellectual property rights of every kind including all (i) patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential or proprietary information (including ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations, (vii) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography, and (viii) goodwill associated with any of the foregoing. As used herein “Company Intellectual Property” means Intellectual Property owned or used by the Company, including all Intellectual Property owned or used in connection with the Fathom Platform.

(b) Schedule 3.12(b) hereto contains a complete and accurate list of all Company Intellectual Property included in clauses (i)-(iii) and (vi) of the definition of Intellectual Property. Schedule 3.12(b) contains a complete and accurate list of all licenses and other rights granted by the Company to any Person with respect to any Company Intellectual Property and all licenses and other rights granted by any Person to the Company with respect to any Company Intellectual Property (for this purpose, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to the Company in the Ordinary Course of Business and easily obtainable without material expense) identifying the subject Company Intellectual Property and describing the material terms of such licenses or other rights (collectively, the “IP Licenses”).

(c) The Company owns or possesses sufficient legal rights to use all Intellectual Property necessary for or currently used in the Business. The Company has not violated, misappropriated or infringed any Intellectual Property of any other Person, and the

Company has no knowledge of any violation, misappropriation or infringement by any Person of any Company Intellectual Property. The Company has not received any notice (including any “invitation to license”) from any Person claiming any violation or infringement of another Person’s Intellectual Property rights.

(d) Each item of Company Intellectual Property owned by the Company is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property. There is no threatened or reasonably foreseeable loss or expiration of any Company Intellectual Property.

(e) The Company has taken commercially reasonable steps to protect its rights in, and the confidentiality of, the Company Intellectual Property belonging to the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each of its employees, consultants and contractors to execute a proprietary information, confidentiality and assignment agreement, copies of which have been previously provided to the Purchaser, and all current and former employees, consultants and contractors of the Company who have had access or assisted in the development of any Company Intellectual Property have executed such an agreement. To the knowledge of the Company, no employee of the Company is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such employee’s duties to the Company, or that could conflict with the Business.

(f) The Company is not required to pay any royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property or the Fathom Platform, other than payments in the Ordinary Course of Business for so-called “off-the-shelf” products or “shrink wrap” software which have been properly reflected on the Financial Statements.

(g) Except as set forth on Schedule 3.12(g), the Company has neither provided nor is obligated to provide the source code for any of its software to any other Person. The Company has not, by license, transfer, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any of its software to create such source code.

(h) None of the software owned by the Company, and none of the software licensed to the Company, uses, is combined with or distributed with any open source, community source, shareware, freeware or other code that would result in such software being covered by the GNU General Public License or any other licensing regime, in each case that would require the Company to (i) disclose or distribute its own source code, (ii) license its software for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Company Intellectual Property owned by or exclusively licensed to the Company, or (iv) distribute its software at no charge or minimal charge.

(i) The software of the Company does not contain any “drop dead device,” “virus,” “Trojan horse,” “worm” or “time bomb” (as such terms are commonly understood in the software industry) or any other code intended to disrupt, disable, impede or provide unauthorized access to a computer system or network or other device on which such code is stored or installed.

(j) The Company has taken commercially reasonable precautions in accordance with industry practice to preserve the availability, security and integrity of its computer systems and the data and information stored on its computer systems, and its computer systems have not been compromised or breached. The Company has disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its businesses in the event of any material failure of the computer systems.

(k) The Company has collected, disclosed and protected all personally-identifiable information relating to individuals in compliance in all material respects with all applicable Legal Requirements relating to data collection, use, privacy or protection. To the knowledge of the Company, the Company has not experienced any incident in which personally identifiable information of individuals was stolen or improperly accessed.

(l) The Company’s rights in and to Company Intellectual Property are free and clear of all Liens, and such rights will remain unchanged as a result of the Transactions. Neither the Seller nor any of its Affiliates (other than the Company) has any rights in or to the Intellectual Property used in connection with the Fathom OS. The Fathom OS is exclusively owned by the Company, free and clear of all Liens. Except as set forth on Schedule 3.12(l), all Intellectual Property used in the Fathom Platform is exclusively owned by the Company, free and clear of all Liens, and such ownership will remain unchanged as a result of the Transactions. Neither the Seller nor any of its Affiliates has any of the Company’s source code, including the source code for the Fathom Platform or Fathom OS. As used above, the “Fathom OS” means the Company’s state-of-the-art Customer Information System (CIS) and customer interface systems; this operating system streamlines customer service, integrates with field work order management systems and is the basis from which customers receive consumption and financial alerts as well as being able to access their data real-time; in addition, Fathom OS allows customers access to seven ways to pay their bill.

3.13. Accounts Receivable. All of the accounts receivable of the Company included in the Closing Working Capital are valid and enforceable claims, subject to no set off or counterclaim, and will be collected in the Ordinary Course of Business. All accounts receivable of the Company are determined in accordance with generally acceptable accounting principles and arose out of bona fide transactions in the Ordinary Course of Business.

3.14. Warranty Claims. There have been no material claims against the Company alleging any defects in the Company’s services or products, or alleging any failure of the products or services of the Company to meet applicable specifications, warranties or contractual commitments. The Company’s services and products are free from material defects and perform in all material respects in accordance with applicable specifications, warranties and contractual commitments.

3.15. Business Relationships. Schedule 3.15 sets forth a list of all customers of the Company. Schedule 3.15 also sets forth a list of all material suppliers, vendors and service providers to the Company. To the knowledge of the Company, (a) all customers will continue purchasing, without significant reductions, products and services from the Company, and (b) all suppliers, vendors and service providers which are material to the Company will continue after the Closing to sell the products and provide the services to the Company currently sold and provided by them. The Company’s relationships with such customers and material suppliers, vendors and service providers are good commercial working relationships. During the previous 18 months from the date of this Agreement, no customer and no material supplier, vendor or service provider terminated or materially decreased its business relationship with the Company, or threatened to do any of the foregoing.

3.16. Regulatory and Legal Compliance. The Company has complied in all material respects with all Legal Requirements. The Company has not received any notice, letter, finding, warning or other communication from any Governmental Authority or any other Person regarding any alleged violation or noncompliance. The Company has timely filed all material reports, data and other information required under applicable Legal Requirements to be filed with Governmental Authorities. As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines applicable to such Person.

3.17. Licenses and Permits. Schedule 3.17 sets forth all licenses, permits, authorizations, franchises and certifications of Governmental Authorities and non-Governmental Authorities held by the Company. The Company complies in all material respects with all such licenses, permits, authorizations, franchises and certifications, all of which are in full force and effect and will be in full force and effect immediately after giving effect to the Transactions. There are no other licenses, permits, authorizations, franchises or certifications that the Company is required to obtain or which, in good industry practice, the Company should hold for the conduct of the Business. The Company does not know of any threatened suspension, revocation or invalidation of any such licenses, permits, authorizations, franchises or certifications, or any basis therefor.

3.18. Tax Matters.

(a) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, value added, social security, customs, abandoned property or other taxes, charges or assessments, including any interest, penalties or additions attributable thereto, and including liability for Taxes by operation of law, as a transferee or successor, by contract, or otherwise.

(ii) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

(b) Except as set forth on Schedule 3.18(b) hereto: (i) all Tax Returns required to be filed by or on behalf of the Seller and its Affiliates including the Company have been duly filed on a timely basis; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all Taxes owed by Seller and its Affiliates including the Company for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been paid or will be timely paid or, in the case of Taxes owed by the Company, will be reflected in the final determination of the Closing Cash Purchase Price; (iv) the Purchaser has been supplied with true and complete copies of each Tax Return filed by the Company, including each franchise or excise Tax Return based on income filed for the last three taxable years; (v) neither the Seller nor the Company (A) has ever been audited or received notice of initiation thereof by any Governmental Authority for which the statute of limitations for assessment of Taxes remains open, (B) has ever extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is currently the beneficiary of any extension of time within which to file any Tax Return, (D) has executed any power of attorney with respect to any matter relating to Taxes that is currently in force, (E) has entered into a closing agreement within the meaning of Section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar provision of state, local, or foreign law, (F) has agreed to or is required to make any adjustment under Section 481 (a) or 263A of the Code (as a result of the Transactions or otherwise), (G) has ever made any payments, is obligated to make any payments, or is a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Section 280G of the Code, (H) is a party to any allocation, indemnity, sharing or similar agreement with respect to Taxes, (I) has ever participated in the filing of any consolidated, combined or unitary Tax Return other than with respect to a consolidated, combined or unitary group of which the Seller is the common parent or has any liability for the Taxes of any Person (other than Taxes of the Seller or the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, (J) has received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it is or may be subject to any Taxes or future taxation in such jurisdiction, (K) has a permanent establishment or otherwise become subject to tax in a jurisdiction other than the country of its formation, and (L) is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (vi) all Taxes which the Company is required to withhold or to collect for payment have been duly withheld and collected and timely paid to the proper Governmental Authority or third party; and (vii) the Seller is a “United States person” as such term is used in Section 1445 of the Code, and the Company has never been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(c) Each “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) of the Company has at all relevant times complied with applicable document requirements of, and been operated in compliance with, Section 409A of the Code.

(d) Neither the Seller nor the Company has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation §1.6011-4(b)(2), or otherwise identified as a tax avoidance transaction. No Tax Return filed by the Seller or the Company contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or foreign law.

(e) As a result of the Conversion, the Company is properly classified as a disregarded entity for federal and state income Tax purposes.

(f) All employees and independent contractors of the Company have been properly classified in accordance with applicable Legal Requirements.

3.19. Litigation. Except as set forth on Schedule 3.19, no action, arbitration, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any stockholder, member, officer, director, manager or employee of the Company in relation to the affairs of the Company. The Company is not currently planning to initiate any action, suit, or proceeding before any court, arbitrator or Governmental Authority. Schedule 3.19 sets forth a complete list of any prior action, arbitration, suit, proceeding or investigation against the Company and a description thereof and of the outcome, except that, with respect to employment matters, such list and description shall only be for matters since January 1, 2010.

3.20. Employees and Compensation.

(a) The Company has complied in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which they operate including the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, ERISA (as hereinafter defined), and state fair employment practices laws.

(b) The Company’s employees are not represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union pending or, to the knowledge of the Company, threatened against the Company.

(c) There are no employment or consulting contracts or arrangements (other than those terminable at will without liability to the Company) with any employees or consultants of the Company other than as described on Schedule 3.9. Schedule 3.20 sets forth a complete list of all employees of the Company, and the Company has separately delivered to the Purchaser a complete list of such employees, further showing 2011 compensation, 2012 compensation, 2013 rate of pay and bonus eligibility, and job function for each employee. Except as set forth on Schedule 3.20, all bonuses payable to any employee or consultant of the Company have been paid in full or fully accrued by the Seller and included in the Closing Working Capital. To the knowledge of the Company, no officer or key employee of the Company intends to terminate his or her employment with the Company.

3.21. Benefit Plans.

(a) Schedule 3.21(a) sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to,

plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by the Company for the benefit of current or former employees or directors of the Company, or with respect to which the Company has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (collectively, the “Benefit Plans”), and includes a written description of all oral Benefit Plans. There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of the Company, or with respect to which the Company may have any liability, other than the Benefit Plans.

(b) With respect to each Benefit Plan, the Company has delivered to the Purchaser true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the two most recent annual reports, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the Internal Revenue Service (the “Service”), if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

(c) With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable Legal Requirements in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no material disputes nor any audits or investigations by any Governmental Authority are pending or, to the knowledge of the Company, threatened; (v) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment obligations have been accrued on the consolidated financial statements of the Company in accordance with generally accepted accounting principles, and, to the extent due, have been made on a timely basis, in all material respects; (vii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (viii) the Company has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; and (ix) no such plan requires the Company to continue to employ any employee or director.

(d) No Benefit Plan is, or has ever been, subject to Title IV of ERISA.

(e) With respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: (i) no such plan provides medical or death benefits with respect to current or former employees or directors of the Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been administered in compliance in all material respects with Sections 601-609 of ERISA and 4980B(f) of the Code; (iii) no such plan is or is provided through a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; and (iv) no such plan has reserves, assets, surpluses or prepaid premiums.

(f) Except as set forth on Schedule 3.21(f) (all of which are included as Sale Bonuses), the consummation of the Transactions contemplated by this Agreement will not (i) entitle any individual to severance or other payments, (ii) accelerate the time of payment or vesting under any Benefit Plan or other agreement, or (iii) increase the amount of compensation or benefits due to any individual.

(g) The Company will have no liability under the Benefits Plans or otherwise with respect to any employee not listed on Schedule 3.20. The Company will have no liability under any Benefit Plan (including any self-funded or self-insured plan) on account of any pre-Closing period (including any claim-generating events under the self-insured health plan that have taken place or have been incurred prior to the Closing but have not yet been reported).

3.22. Environmental Matters. The ownership and use of the Company’s premises and assets, the occupancy and operation thereof, and the conduct of the Company’s operations and business, have been in compliance in all material respects with all applicable Legal Requirements relating to pollution, environmental protection, hazardous substances and related matters. The Company has not received any notice, letter, finding, warning or other communication from any Governmental Authority or any other Person of any alleged violation or noncompliance. There is no liability attaching to the Company or such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. The Company has furnished to the Purchaser all environmental audits, assessments and reports, all documentation regarding off-site disposal of hazardous substances and spill control plans, and all material correspondence with any Governmental Entity or other Person regarding any of the foregoing that are in its possession or control. For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any foreign, federal, state or local environmental law, statute, ordinance, rule or regulation.

3.23. Insurance. Schedule 3.23 sets forth all insurance policies under which the Company is insured, the name of the insurer of each policy, the type of policy provided by such insurer, the amount, scope and period covered thereby and a description of any material claims made thereunder. Such insurance policies are valid and in full force and effect. All premiums due to date under such policies have been paid, or if not yet due, accrued, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. The Company has not received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any of such insurance policies.

3.24. Affiliate Transactions. Except as set forth on Schedule 3.24, (a) the Company is not a party to any contract or arrangement with, directly or indirectly, the Seller, any of its

Affiliates, or any of their respective (including the Company’s) officers, directors, managers, members or stockholders, or any of their respective relatives or Affiliates, (b) no such Person has any direct or indirect interest in any Person with which the Company has a business relationship or any competitor of the Business, (c) no such Person has any interest in any property, real or personal, tangible or intangible, used in the Business and (d) Trevor Hill and other members of the Company’s senior management have no economic interest in or contract or arrangement with the Seller or any of its Affiliates (other than the Company).

3.25. Fathom Restructuring; Absence of Undisclosed Liabilities.

(a) In anticipation of selling the Fathom Platform, but subject to the other provisions herein, the Company transferred certain of its assets, liabilities and employees to its Affiliates, and Affiliates of the Company transferred certain assets to the Company, only and to the extent described in detail on Schedule 3.25. True, correct and complete copies of all documents entered into or filed in connection with the foregoing transfer(s) and the Conversion have been provided to the Purchaser. No Sale Bonuses are or will be payable. The Company has no Indebtedness. The Company is not obligated to pay any of the Seller’s Expenses. All cash collected by the Company from ratepayers on behalf of its utility customers is and has been properly segregated and accounted for by the Company and remitted by the Company to its utility customers. The Company does not owe to its utility customers any more than the amount of such segregated cash currently on hand. In addition, such segregated cash (and the related liability to remit it to utility customers) is not included in Closing Working Capital or Closing Cash. All accounts listed on Schedule 3.27 that are not in the Company’s name will transferred to the Company’s name as soon as practical by the bank after the Closing upon completion of paperwork to process the account ownership, and until then an accounting of cash will be provided daily by the Seller and no cash will be removed beforehand without the Company’s prior written approval.

(b) The Company has no liability or obligation, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except those related to the Fathom Platform or the ownership or operation thereof. In addition, except for (a) accounts payable and accrued expenses reflected on the Balance Sheet and other similar working capital liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date and reflected in the determination of Closing Working Capital, and (b) obligations of future performance under contracts set forth on a Schedule hereto and under other contracts entered into in the Ordinary Course of Business in accordance with this Agreement which are not required to be listed on a Schedule hereto (but only to the extent related to the Fathom Platform or the ownership or operation thereof), as of the Closing Date, the Company has no liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

3.26. Brokers. Except as set forth on Schedule 3.26, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Seller or the Company in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

3.27. Bank Accounts. Schedule 3.27 sets forth the account numbers and names of each bank, broker or other depository institution at which the Company maintains an account.

3.28. Certain Payments. Neither the Company nor any Person acting on behalf of the Company has, directly or indirectly, on behalf of or with respect to the Company of the Business: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of the Company, (iv) created or used any “off-book” bank or cash account or “slush fund,” or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

3.29. Disclosure. The representations, warranties and other statements of the Seller or the Company contained in this Agreement and the other, documents, certificates and written statements furnished to the Purchaser by or on behalf of the Seller or the Company pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

3.30. No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement including the related portions of the Disclosure Schedules), none of the Seller, the Company or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Purchaser and its representatives (including any information, documents or material made available to the Purchaser in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that each of the statements contained in this ARTICLE 4 is true and correct and will be true and correct as of the Closing Date:

4.1. Investment Representations. The Company Securities are being acquired by the Purchaser or Holdings (as the case may be) solely for its own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution in violation of the Securities Act. The Purchaser and Holdings acknowledge that the Company Securities are not registered under the Securities Act or any state securities laws, and that the Company Securities may not be sold, transferred or otherwise disposed of by it without registration under the Securities Act and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering the Company Securities or an available exemption from registration, the Company Securities may be required to be held indefinitely. The Purchaser and Holdings are “accredited investors” within the meaning of the Securities Act. The Purchaser and Holdings are each able to bear the economic risk of holding the Company Securities for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.2. Organization; Authority; No-Conflict. Each of the Purchaser and Holdings is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser and Holdings has full entity power and authority and has taken all required action on its part (including board and stockholder approval) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of such entity contemplated hereby. No consent, approval or authorization of or declaration or filing with any Governmental Authority or non-Governmental Authority or any party to any contact with the Purchaser or Holdings is required on its part for or in connection with its execution, delivery or performance of this Agreement and the other agreements, documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Purchaser and Holdings will not result in any violation of, be in conflict with, or constitute a default under any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Purchaser or Holdings is a party or by which the Purchaser or Holdings is bound.

4.3. Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Purchaser or Holdings is a party shall be when executed and delivered by such entity, its valid and binding obligations enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

4.4. Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and believes that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.

4.5. Brokers. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Purchaser or Holdings in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

4.6. Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS OF THE SELLER

5.1. Consents and Other.

(a) Any fee or other cost required to be incurred to obtain any Required Consent shall be borne by the Seller.

(b) With respect to the Master Lease Agreement dated July 26, 2012 by and between the Seller and NetApp, Inc (“NetApp Lease”), the Company will be responsible for payments that arise under the lease after the Closing and the Seller will make all property leased thereunder fully available to the Company (as if the lease were the Company’s). The Seller and the Company will cooperate reasonably to transfer the lease to the Company.

(c) Until the Company obtains its own new insurance policies, the Seller has added the Company as a named insured to allow its business to continue to be fully covered by the same insurance policies covering the Company and its business prior to the Closing. Such policies as shown on Schedule 3.23 include all policies necessary for the conduct of the Business, including as required under all customer contracts, but excluding Director’s and Officer’s Liability and Key Man insurance.

(d) Until the accounts listed on Schedule 3.27 that are not in the Company’s name are transferred to the Company’s name after the Closing, the Seller and the Company shall work together to keep the Business running in the Ordinary Course of Business. The Seller shall be responsible for any liabilities in connection with the accounts listed on Schedule 3.27 until such accounts are transferred to the Company.

5.2. Confidentiality.

(a) The Confidentiality Agreement dated September 25, 2012 between XPV Capital Corporation and the Seller and all obligations thereunder shall terminate effective as of the Closing, except that, with respect to information disclosed thereunder that is solely related to the Seller and its Affiliates (other than the Company), XPV Capital Corporation shall remain bound.

(b) At all times following the Closing, the Seller and its Affiliates shall not, directly or indirectly, disclose, divulge or make use of any Confidential Information, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller or its Affiliates, and (ii) to the extent that disclosure of such information is required by law or legal process (but only after the Seller has provided the Purchaser with reasonable notice and opportunity to comment on or take action against any legally required disclosure). Upon the Company’s written request at any time and for any reason, the Seller and its Affiliates shall immediately deliver to the Company all materials (including all soft and hard copies) that contain Confidential Information.

(c) For purposes of this Section 5.2, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company, including any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Seller, its Affiliates or their respective employees, consultants or representatives. The existence and terms and conditions of this Agreement shall be considered Confidential Information.

5.3. Restrictive Covenants.

(a) During the Restricted Period, the Seller will not, directly or indirectly, or as a stockholder, partner, member, director, manager, employee, consultant, representative, advisor or other owner or participant in any Person other than the Company, engage in or assist any Person to engage in any Covered Business anywhere in the Covered Area.

(b) During the Restricted Period, the Seller will not, directly or indirectly, (i) solicit, recruit or endeavor to entice away from the Company, (ii) endeavor to limit or reduce the business conducted by third parties with the Company, or (iii) otherwise interfere with the business relationship of the Company with any customer, client, distributor, dealer, supplier, vendor, service provider, landlord, lender, investor or business partner of, or other Person having business relations with, the Company.

(c) During the Restricted Period, the Seller will not, directly or indirectly, (i) solicit, recruit or endeavor to entice away from the Company, (ii) hire or engage or (iii) otherwise interfere with the business relationship of the Company with any current or former employee of the Company, other than any person who has ceased to be an employee of the Company for a period of at least 12 months.

(d) The Seller will not, directly or indirectly, assist any Person in performing any activity prohibited by this Section.

(e) For purposes of this Section 5.3, the following terms shall have the following meanings:

“Covered Area” means (i) anywhere in the United States, and (ii) anywhere else in the world where the Company does business or plans to do business as of the Closing.

“Covered Business” means the development, ownership, operation, marketing, sale and/or licensing to third parties of any utility operating system (whether software, internet, or other technology platform) that addresses meter data management, customer billing, customer services, customer portals, SCADA data management, mobile applications, analytics, and/or asset management systems for water or other utilities. For the avoidance of doubt, the Covered Business does not include the development, ownership or operation by Seller of its own internal operating system, so long as it does not make such system available (including via marketing, sale or licensing) to any third party.

“Restricted Period” means the period commencing as of the Closing and ending as of the later of (i) the five year anniversary of the Closing and (ii) the two year anniversary of date on which the Seller no longer holds an equity interest (direct or indirect) in the Company. If the Seller violates the provisions of this Section, the length of the Restricted Period shall be extended by a period of time equal to the period of time of the violation.

“Seller” means the Seller and each of its Affiliates.

5.4. Injunctive Relief. The Seller acknowledges that any breach or threatened breach of the provisions of Sections 5.2, 5.3 or 5.6 of this Agreement will cause irreparable injury to the Purchaser and the Company for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchaser and the Company shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Seller and/or its Affiliates, as the case may be, from committing such breach or threatened breach. The right provided under this Section 5.4 shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser or the Company.

5.5. Reasonable Restrictions. The Seller (a) acknowledges that the duration, geographical scope and subject matter of Sections 5.2, 5.3 and 5.6 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Business, (b) acknowledges that the Purchaser would not have closed the Transactions without the benefits contained in this Agreement, and (c) understands that this Agreement is assignable by the Company and the Purchaser and shall inure to the benefit of their respective successors and permitted assigns.

5.6. Company Intellectual Property. If the Seller or any of its Affiliates owns or shall at any time hereafter acquire any rights in any Company Intellectual Property, the Seller shall, and hereby does, (and shall cause its Affiliates to) transfer all of its and their rights, title and interest in such Company Intellectual Property to the Company for no additional consideration. The Seller shall, and the Seller shall cause its Affiliates to, execute and deliver such additional documents and instruments and take such other actions as the Purchaser shall reasonably request to give effect to the provisions of this Section. Without limiting the foregoing and for the avoidance of doubt, following the Closing the Seller and its Affiliates shall not use or permit other Persons to use any Company Intellectual Property (including the mark “Fathom”), except pursuant to the Fathom Services Contract.

5.7. Insurance. With respect to any pre-Closing periods and as otherwise provided under Section 5.1(c), to the extent the Company, its assets or the Business is covered by any insurance policy controlled by the Seller or its Affiliates, the Company shall be entitled to make claims and receive all proceeds thereunder.

5.8. General Release. Effective as of the Closing, the Seller, on behalf of itself and its Affiliates, voluntarily, knowingly and irrevocably releases and forever discharges the Company from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, except for any rights of the Seller under this Agreement or any agreement entered into pursuant to this Agreement.

5.9. Trademarks.

(a) Assignment to the Seller. Effective as of the Closing, the Company assigns to the Seller all right, title, and interest in and to the registered trademarks listed in Schedule 3.12(b)(ii), with the exception of the mark protected under U.S. Registration No. 3,530,564 (the “GWRI Marks”), together with the goodwill of the business symbolized thereby, and together with all common-law rights in and to the GWRI Marks. The Company agrees to timely execute any papers requested by the Seller to preserve and/or perfect the Seller’s full protection and title in and to the GWRI Marks.

(b) License to the Seller. Effective as of the Closing, the Company grants to the Seller a perpetual, royalty-free, non-sublicensable, non-transferrable license to the mark protected under U.S. Registration No. 3,530,564 (the “GWM Mark”). All use of the GWM Mark by the Seller shall inure to the benefit of the Company. For avoidance of doubt, a change of control of the Seller shall not be deemed a license transfer under this Section 5.9(b). In addition, the Seller agrees that the quality of the products and services connected to the GWM Mark will remain consistent with the high quality products and services currently offered by the Seller and will not adversely reflect upon or damage the goodwill or reputation of the GWM Mark or the Company.

ARTICLE 6

TAX COVENANTS

6.1. Consistent Tax Reporting.

(a) The Conversion is intended to constitute a liquidation within the meaning of Section 332 of the Code, and the other Transactions are intended to constitute, in part, an exchange of the assets of the Company for Common Units and Series A Preferred Units of Holdings in an exchange described in Section 721 of the Code (followed by the immediate contribution of such assets by Holdings to the capital of the Purchaser in a transaction descried in Section 351 of the Code), and in part a taxable sale of assets of the Company to the Purchaser in exchange for the Closing Cash Purchase Price as finally determined. For the avoidance of doubt, the purchase price has not been reduced on account of deferred revenue that exists as of the Closing. The Seller, the Company and the Purchaser shall (a) treat and report the Transactions contemplated by this Agreement in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

(b) The total amount of the purchase price as finally determined shall be allocated among the assets of the Company for tax purposes in a manner determined reasonably and in good faith by the parties consistent with the allocations set forth on Schedule 6.1. It is agreed by the parties that such allocation was arrived at by arm’s-length negotiation and in the judgment of the parties properly reflects the fair market value of such assets. The allocations provided under this Section 6.1(b) will be binding on all parties for federal, state, local, and other tax purposes and will be consistently reflected by each party on such party’s tax returns.

6.2. Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date. All Tax Returns to be prepared by the Seller pursuant to this Section 6.2 shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law. The Seller shall be responsible for all Taxes of the Company for all Pre-Closing Taxable Periods including Taxes resulting from any Contest, and shall pay to (or as directed by) the Company any Taxes of the Company for all Pre-Closing Taxable Periods except to the extent that such Taxes are taken into account in the final determination of Closing Cash Purchase Price. Such payments shall be made no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant tax authority.

6.3. Tax Periods That Include But Do Not End on the Closing Date. The Company shall cause to be prepared and filed any Tax Returns of the Company for taxable periods that include but do not end on the Closing Date. The Seller shall be responsible for all Taxes that relate to Pre-Closing Taxable Periods as determined under this Section 6.3, including Taxes resulting from any Contest, and shall pay to (or as directed by) the Company amounts equal to such Taxes and such payments shall be made in each applicable case by no later than five (5) business days prior to the due date for paying such amount of Taxes to the relevant tax authority. For purposes of this Section 6.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the Pre-Closing Taxable Period shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence. The Seller shall not be required to pay any Taxes pursuant to this Section 6.3 to the extent that such Taxes are taken into account in the final determination of the Closing Cash Purchase Price.

6.4. Cooperation on Tax Matters. The Purchaser, the Company and the Seller shall cooperate fully, to the extent reasonably requested by the others, in connection with the filing of Tax Returns pursuant to Sections 6.2 and 6.3 or otherwise, and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

6.5. Control of Audits. After the Closing Date, except as set forth in the next sentence, the Company shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company (each, a “Contest”). In the case of a Contest after the Closing Date that relates solely to Pre-Closing Tax Periods, the Seller shall control the conduct of such Contest, using counsel reasonably satisfactory to the Company, but the Company shall have the right to participate at its own expense in any Contest that could reasonably be expected to adversely affect the Tax liability of the Company for any taxable year (or portion thereof) after the Closing Date, and the Seller shall not settle, compromise and/or concede any portion of such Contest without the written consent of Company; provided that, if the Seller fails to assume control of the conduct of any such Contest within 15 days following the receipt by the Seller of notice of such Contest, the Company shall have the right to assume control of such Contest and shall be entitled to settle, compromise and/or concede any portion of such Contest.

6.6. Certain Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be paid by the Seller when due, and the Company will, if requested in writing, at the Seller’s expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other Taxes and fees, and, if required by applicable law, the Purchaser and the Seller will join in the execution of any such Tax Returns and other documentation. Neither the Seller nor the Purchaser is aware of any such Taxes that are applicable to the Transactions.

6.7. Tax Benefits. The Seller shall be entitled to any Tax benefit arising from the payment of any Seller’s Expenses, and the Purchaser agrees that neither it nor the Company shall claim any such Tax benefit on any Tax Return.

ARTICLE 7

CONDITIONS TO CLOSING

7.1. Conditions to Obligations of the Purchaser. Unless waived in writing by the Purchaser, the obligation of the Purchaser hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Seller and/or the Company contained in this Agreement shall be true and accurate in all material respects (except that (i) the representations and warranties contained in ARTICLE 2 and Section 3.6 and (ii) each other representation or warranty to the extent already qualified by materiality shall be true and correct in all respects) on and as of the date of the Closing with the same effect as though made on and as of such date.

(b) Covenants Performed. The Company and the Seller shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by them hereunder on or prior to the date of the Closing.

(c) Compliance Certificate. The Purchaser shall have received a certificate of the Seller and the Company certifying as to the matters set forth in Sections 7.1(a) and (b) above.

(d) Required Consents Received. The Company and the Seller shall have obtained and delivered to the Purchaser copies of all Required Consents listed on Schedule 7.1(d), and no such Required Consents shall have been withdrawn, suspended or conditioned.

(e) No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or other Governmental Authority having competent jurisdiction.

(f) Certificates; Documents. The Purchaser shall have received copies of each of the following for the Company certified to its satisfaction by an officer of the Company: (i) the Company’s charter, as amended, certified by the Secretary of State of Delaware as of a recent date; (ii) a certificate of the Secretary of State of Delaware as of a recent date as to the legal existence and good standing of the Company; (iii) the Company’s limited liability company agreement, as amended; (iv) votes adopted by the members and resolutions adopted by the managers of the Company authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions; and (v) evidence as of a recent date of the qualification of the Company as a foreign entity in the jurisdictions listed on Schedule 3.3. The Purchaser shall have also received copies of each of the foregoing or equivalent (other than foreign qualification) for the Seller certified to its satisfaction by an officer of the Seller. The Purchaser shall also have received such other certificates, documents and materials as it shall reasonably request.

(g) Intentionally Omitted.

(h) Management Arrangements. Trevor T. Hill and the Company shall have entered into a Consulting Agreement, and each of Jason Bethke and Graham Symmonds and the Company shall have entered into an Employment Agreement in substantially the forms attached hereto as Exhibit 7.1(h) (the “Management Agreements”).

(i) Transition Services Agreement. The Seller and the Company shall have entered into the Transition Services Agreement in substantially the form attached hereto as Exhibit 7.1(i) (the “Transition Services Agreement”).

(j) Fathom Services Contract. The Seller and the Company shall have entered into the Fathom Service Agreement in substantially the form attached hereto as Exhibit 7.1(i) (the “Fathom Services Contract”).

(k) LLP Agreement. The Seller and Trevor T. Hill shall have executed and delivered the limited liability partnership agreement of Holdings in the form attached hereto as Exhibit 7.1(k) (the “LLP Agreement of Holdings”).

(l) Instrument of Transfer. The Seller shall have delivered an assignment of interests to transfer the Purchased Securities as required by Section 1.1.

(m) Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby or incident hereto and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Purchaser.

7.2. Conditions to Obligations of the Seller. Unless waived in writing by the Seller, the obligation of the Company and the Seller hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Purchaser and Holdings contained in ARTICLE 4 shall be true and accurate in all material respects on and as of the date of the Closing with the same effect as though made on and as of such date.

(b) Covenants Performed. The Purchaser and Holdings shall have performed and complied in all material respects with the covenants, agreements and conditions required to be performed or complied with by it under this Agreement on or prior to the date of the Closing.

(c) Compliance Certificate. The Seller shall have received a certificate of the Purchaser and Holdings certifying as to the matters set forth in Sections 7.2(a) and (b) above.

(d) Certificates; Documents. The Seller shall have received copies of each of the following for the Purchaser and Holdings certified to its satisfaction by an officer of the Purchaser and Holdings: (i) the Purchaser and Holding’s charter, as amended, certified by the Secretary of State of Delaware as of a recent date; (ii) a certificate of the Secretary of State of Delaware as of a recent date as to the legal existence and good standing of the Purchaser and Holding and (iii) votes adopted by the stockholders and resolutions adopted by the directors of the Purchaser and Holdings authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions.

(e) No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or other Governmental Authority having competent jurisdiction.

(f) Other Agreements. The other necessary parties shall have entered into the Shared Services Agreement, the Fathom Services Contract and the LLP Agreement of Holdings.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

8.1. Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing and shall not be affected in any way by any investigation or finding made by or on behalf of the Purchaser, the Seller or the Company. No action for a breach of the representations and warranties contained herein shall be brought after the Cut-Off Date, except for (a) claims arising out of the representations and warranties contained in

ARTICLE 2 or Sections 3.1 (‘Organization, Power and Standing’), 3.4(a) (‘Due Authorization’), 3.6 (‘Capitalization’), 3.12(1) or 3.24 (‘Affiliate Transactions’), which shall survive indefinitely after the Closing, (b) claims arising out of the representations and warranties contained in Sections 3.18 (‘Taxes’), 3.21 (‘Benefit Plans’), 3.25(a) (‘Fathom Restructuring’), or 3.26 (‘Brokers’), which shall survive until ninety (90) days after the expiration of the statute of limitations period (including all extensions thereof) applicable to the underlying subject matter being represented, (c) claims arising out of the representations and warranties contained in Section 3.11 (last sentence only), which shall survive until the third anniversary of the Closing Date, and (d) claims of which the Seller has been notified with reasonable specificity by the Purchaser, or claims of which the Purchaser has been notified with reasonable specificity by the Seller, prior to the end of the applicable survival period. The “Cut-Off Date” shall mean December 31, 2014. The representations and warranties contained in ARTICLE 2 and in Sections 3.1, 3.4(a), 3.6, 3.11 (last sentence only), 3.12(1), 3.18, 3.21, 3.24, 3.25(a) and 3.26 are sometimes collectively referred to herein as the “Specified Representations”. The right to indemnification set forth in this ARTICLE 8 shall not be affected by any investigation conducted by or on behalf of any party or any knowledge acquired (or capable of being acquired) by any party, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or any waiver by any party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

8.2. Indemnification Limits. If the Closing occurs, the Purchaser Indemnified Parties (as hereinafter defined) shall not be entitled to recover any Losses (as hereinafter defined) for breach of the representations and warranties of the Seller and/or the Company contained herein (a) unless and until the Purchaser Indemnified Parties’ aggregate claims therefor exceed $50,000, at which time the Purchaser Indemnified Parties shall be entitled to recover Losses for all claims in excess of such amount, or (b) for an aggregate amount in excess of $1,000,000 plus 20% of all Royalty Payments; provided, that claims for breach of any of the Specified Representations and/or claims arising from fraud shall not be subject to the foregoing limits and shall not be included in the determination of whether the limit in clause (b) has been reached. If the Closing occurs, the Seller shall not be liable in the aggregate for breaches of representations and warranties in excess of the Total Purchase Price. For all purposes of this ARTICLE 8, when determining the amount of the Losses from any breached or inaccurate representation or warranty of the Seller or the Company, any material adverse effect (or Material Adverse Effect) or other materiality qualifier contained in any such representation or warranty will be disregarded. For the avoidance of doubt, the limits contained in this Section 8.2 shall not apply to Seller’s obligations under Sections 1.4(e) and 1.4(f).

8.3. Indemnification by the Seller.

(a) The Seller shall indemnify and hold the Purchaser and its Affiliates (including the Company after the Closing) (the “Purchaser Indemnified Parties”) harmless from and against all Losses arising out of or relating to (i) any breach or violation of the representations or warranties of the Seller or the Company set forth in this Agreement (including the schedules), (ii) any breach or violation of the covenants or agreements of the Company set forth in this Agreement required to be performed prior to or at the Closing, (iii) any breach or violation of the covenants or agreements of the Seller set forth in this Agreement, (iv) the failure of any portion of Indebtedness, Sale Bonuses or Seller’s Expenses to be paid at or prior to the Closing, (v) all Taxes of the Seller and its Affiliates for any taxable period, including Taxes resulting from the Conversion, and all Taxes of the Company that relate to Pre-Closing Taxable Periods (determined in accordance with ARTICLE 6), (vi) any Lien on any property or assets of the Company after the Closing as a result of matters existing or relating to any period prior to the Closing and (vii) any litigation, suit, proceeding, arbitration, investigation or Contest with respect to the affairs of the Company prior to the Closing.

(b) No Purchaser Indemnified Party may initiate a claim for indemnification under this Agreement without the prior approval of the Purchaser.

8.4. Indemnification by the Purchaser. The Purchaser shall indemnify and hold the Seller harmless from and against all Losses arising out of or relating to (a) any breach or violation of the representations, warranties, covenants or agreements of the Purchaser or Holdings set forth in this Agreement and (b) the guaranty by the Seller of the Company’s performance under the Agreement for the Development and Provision of a Hosted CRM Service with Thames Water Utilities Limited.

8.5. Procedures for Indemnification of Third Party Claims.

(a) A party or parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder.

(b) Subject to the provisions of Section 6.5, if the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier is responsible for the entire Claim within 10 days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided, that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Purchaser, at any time when it believes in good faith that any Claim is having or could reasonably be expected to have a material adverse effect on the Business or assets, affairs, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries, may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, and be fully indemnified therefor, (iii) the Purchaser, at any time when it believes that a claim for indemnification relates to or arises in connection with any criminal proceeding, indictment or investigation, may assume the defense and otherwise deal with such Claim in good faith with counsel of its choice, and be fully indemnified therefor, (iv) the Indemnifier may not assume the defense of any Claim if an actual conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation, and (v) the Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifier if the Indemnifier has failed or is failing to vigorously prosecute or defend such Claim; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified.

(c) The parties will cooperate fully with each other in connection with the defense of any Claim.

8.6. Determination of Losses.

(a) As used herein, “Losses” means any and all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature, but excluding punitive and exemplary damages (other than punitive or exemplary damages payable to a third party).

(b) In determining the amount of any Losses for which an Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible, retention and costs) actually received by the Indemnified Party in respect of such Losses. If an indemnification payment is received by an Indemnified Party, and the Indemnified party later receives insurance proceeds in respect of such Losses, the Indemnified Party shall promptly pay to the Indemnifier a sum equal to the lesser of (i) the actual amount of such insurance proceeds or (ii) the actual amount of the indemnification payment previously paid to the Indemnified Party with respect to such Losses.

(c) All parties shall use commercially reasonably efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder to the extent required by applicable law.

(d) The Seller shall not have any right of contribution, indemnification or other claim against the Company with respect to any indemnity obligation hereunder or any breach by the Company of any of its representations, warranties, pre-Closing covenants or pre–Closing agreements.

8.7. Adjustment to Purchase Price. All indemnification payments paid pursuant to this Article shall be adjustments to the Total Purchase Price, unless otherwise required by law.

8.8. Exclusive Remedy. From and after the Closing, the indemnification provisions of this Agreement shall be the sole and exclusive remedy for any claim or controversy arising out of or relating to any breach or inaccuracy of any representation or warranty made by the Purchaser, Holdings, the Company or any Seller in connection with the Transactions, except for claims based upon fraud and for injunctive and equitable relief.

ARTICLE 9

MISCELLANEOUS

9.1. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by

United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered:

(a)	if to the Seller or, prior to the Closing, the Company, to:

c/o Global Water Resources, Inc.
21410 N. 19th Avenue, Suite
201 Phoenix, AZ 85027
Attention: Cindy M. Liles, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, AZ 85004
Attn: Michael M. Donahey

(b)	if to the Purchaser or, after the Closing, the Company, to:

c/o FATHOM Water Management Holdings, LLP
c/o XPV Capital Corporation
266 King Street West, Suite 403
Toronto, Ontario, M5V 1H8
Fax: 416-864-0514
Attention: David Henderson
E-mail: david@xpvcapital.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attention: Andrew E. Taylor, Jr.
Facsimile: 617-248-4000
E-mail: staylor@choate.com

or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed or otherwise actually delivered, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

9.2. Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and to be performed solely within such State, and without regard to any conflicts of law principles. Any judicial proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Arizona, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of the parties further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served to it at the address and in the manner set forth in Section 9.1 or as otherwise provided under the laws of the State of Arizona. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Arizona for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

9.3. Amendments, Waivers. This Agreement shall be amended or modified only with the written consent of Holdings, the Purchaser, the Company and the Seller. Any amendment or modification pursuant to the prior sentence shall be binding upon all interested parties. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

9.4. No Waiver. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.5. Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such costs and expenses, provided, however, that if the Closing occurs the Seller shall be solely responsible for the Seller’s Expenses.

9.6. Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto except that (a) the indemnification and other rights hereunder of a party may be assigned to any bank or other financial institution which is or becomes a lender to the Purchaser or the Company or any of their respective successors and assigns and (b) the rights and obligations of Holdings and the Purchaser under this Agreement may be assigned to any Person acquiring a material portion of the assets, business or securities of Holdings or Purchaser, whether by merger, consolidation, sale of assets or securities or otherwise.

9.7. Entire Agreement. This Agreement, the attached exhibits and schedules, and the other agreements, documents and instruments contemplated hereby contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

9.8. Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart facsimile signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement.

9.9. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

9.10. Further Assurances. Following the Closing, the Seller will execute and deliver to the Purchaser such documents and take such other actions as the Purchaser may reasonably request in order to fully consummate the Transactions.

9.11. Third Party Beneficiaries. Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement.

9.12. Construction of Agreement.

(a) Severability. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

(b) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d) Currency. Unless otherwise specified herein, any references to “dollars”, “$” or other dollar amounts in this Agreement shall mean the lawful currency of the United States.

(e) Business Days. Any reference to a “business day” means any day except Saturday, Sunday, any statutory holiday in the Boston, Massachusetts or any other day on which banks in the City of Boston are closed for business.

(f) Calculation of Days. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next business day.

(g) Pronouns. All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

(h) Legal Requirements and Documents. Unless otherwise specified, (i) any references herein to any Legal Requirement shall be construed as a reference thereto as amended, restated and supplemented from time to time, and (ii) any reference to this Agreement or any other document is a reference to this Agreement or such other document as amended, restated and supplemented from time to time and includes all schedules and exhibits thereto.

(i) References to this Agreement. The words “hereof,” “herein,” “hereto”, “hereunder”, “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(j) Including. Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(k) English. The parties confirm that it is their wish that this Agreement and any other documents delivered or given under this Agreement, including notices, have been and will be in the English language only.

(l) Made Available. Where this Agreement provides that documents have been “made available” to the Purchaser, such documents have been posted in the Company’s electronic data room for access by the Purchaser or otherwise delivered to the Purchaser or its representatives not less than two (2) business days prior to the date of this Agreement.

9.13. Publicity. No party shall issue a press release or make any other public announcement or public statement concerning the Transactions contemplated by this Agreement without the prior written consent of the Purchaser and the Seller, except to the extent required by law.

9.14. Schedules and Exhibits. All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement. All Schedules delivered with this Agreement shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement, and the disclosures in such Schedules shall qualify only the corresponding Sections and Subsections contained in this Agreement, unless otherwise expressly provided herein.

9.15. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.16. Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

ARTICLE 10

DEFINITIONS

The following terms, as used in this Agreement, have the meanings given to them where indicated below:

Term	Section or Place Where Defined
Accounts Payable Amount	Section 1.4
Affiliate	Section 1.2
Agreement	Preamble
Balance Sheet	Section 3.7
Balance Sheet Date	Section 3.7
Base Cash Purchase Price	Section 1.2
Benefit Plans	Section 3.21
Business	Section 3.1
Claim	Section 8.5
Closing	Section 1.3
Closing Cash	Section 1.2
Closing Cash Purchase Price	Section 1.2
Closing Cash Purchase Price Certificate	Section 1.4
Closing Date	Section 1.3
Closing Working Capital	Section 1.2
Code	Section 3.18
Confidential Information	Section 5.2
Company	Preamble
Company Intellectual Property	Section 3.12
Company Securities	Section 1.2
Contest	Section 6.5
Conversion	Introduction
Covered Area	Section 5.3
Covered Business	Section 5.3
Cut-Off Date	Section 8.1
Disputed Royalty Payment Notice	Section 1.5
Disputed Items Notice	Section 1.4
Management Agreements	Section 7.1
ERISA	Section 3.21

Fathom OS	Section 3.12
Fathom Platform	Section 3.1
Fathom Services Contract	Section 7.1
Financial Statements	Section 3.7
Governmental Authority	Section 1.2
Hazardous Substance	Section 3.22
Holdings	Preamble
Indebtedness	Section 1.2
Indemnified Party	Section 8.5
Indemnifier	Section 8.5
Intellectual Property	Section 3.12
IP Licenses	Section 3.12
Legal Requirements	Section 3.16
Liens	Section 1.1
LLP Agreement of Holdings	Section 7.1
Losses	Section 8.6
Material Adverse Effect	Section 1.2
Material Contracts	Section 3.9
NetApp Lease	Section 5.1
Ordinary Course of Business	Section 1.2
Permitted Liens	Section 1.2
Person	Section 3.4
Pre-Closing Taxable Periods	Section 6.2
Purchaser	Preamble
Purchaser Indemnified Parties	Section 8.3
Real Estate Leases	Section 3.10
Real Property	Section 3.10
Receivable From Seller	Section 1.4
Recurring Revenue	Section 1.5
Required Consents	Section 3.4
Restricted Period	Section 5.3
Royalty Payment	Section 1.5
Royalty Payment Notice	Section 1.5
Royalty Statement	Section 1.5
Sale Bonuses	Section 1.2
Securities Act	Section 3.25
Services	Section 1.5
Seller	Preamble and 5.3
Seller’s Expenses	Section 1.2
Service	Section 3.21
Specified Representations	Section 8.1
Tax or Taxes	Section 3.18
Tax Returns	Section 3.18
Total Purchase Price	Section 1.2
Transactions	Introduction
Transition Services Agreement	Section 7.1

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

FATHOM WATER MANAGEMENT HOLDINGS, LLP

By:	/s/ David Henderson
Name:	David Henderson
Title:	President

FATHOM WATER MANAGEMENT, INC.

By:	/s/ David Henderson
Name:	David Henderson
Title:	President

GLOBAL WATER MANAGEMENT, LLC

By:	/s/ Jason Bethke
Name:	Jason Bethke
Title:	President- FATHOM

GLOBAL WATER RESOURCES, INC.

By:	/s/ Cindy M. Liles
Name:	Cindy M. Liles
Title:	Secretary

[Signature Page to Securities Purchase Agreement]